                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension
           of Duty to File Reports under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                         Commission File Number: 1-5532

                          PORTLAND GENERAL CORPORATION
             (Exact name of registrant as specified in its charter)

                        (merged with and into Enron Corp.
                             effective July 1, 1997)

                              121 SW Salmon Street
                             Portland, Oregon 97204
                                 (503) 464-8820
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $3.75 per share
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)       [   ]             Rule 12h-3(b)(1)(ii)      [   ]
  Rule 12g-4(a)(1)(ii)      [   ]             Rule 12h-3(b)(2)(i)       [   ]
  Rule 12g-4(a)(2)(i)       [   ]             Rule 12h-3(b)(2)(ii)      [   ]
  Rule 12g-4(a)(2)(ii)      [   ]             Rule 15d-6                [   ]
  Rule 12h-3(b)(1)(i)       [ X ]

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Enron Corp., as successor to Portland General Corporation by merger, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                   ENRON CORP.


Date:  August 12, 1997             By:/s/ RICHARD A. CAUSEY
                                      ---------------------
                                      Name:  Richard A. Causey
                                      Title: Senior Vice President & Chief
                                             Accounting and Information Officer
                                             (Principal Accounting Officer)